Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Robert C. Singer

Chief Financial Officer

Williams Scotsman International, Inc.

(410) 931-6108

Williams Scotsman International, Inc. Reports Record Fourth Quarter and Annual Results

Baltimore, MD — February 9, 2007 —  Williams Scotsman International, Inc. (NASDAQ: WLSC), a leading provider of modular space solutions, reported today its financial results for the fourth quarter and year ended December 31,  2006.

•                  We achieved an increase in total revenues for 2006 of 15% on strong performance from all customer sectors and geographic regions

•                  Increased EBITDA to $224 million for the year and $57.1 million for the fourth quarter

•                  Net income of $49 million for the year and $11.0 million for the fourth quarter resulting in earnings per share of $1.15 and $0.25 for the year and fourth quarter, respectively

•                  For 2007, we expect to grow net income in the range of 18% to 23%, and increase earnings per share in the range of 13% to 18 % on a comparable basis with 2006, after excluding the favorable impact of tax adjustments made in 2006.

Gerry Holthaus, Chairman, President and CEO, commented,  “Our financial performance in 2006 exceeded our expectations as we achieved record earnings results for the year.  Our leasing business continues to show strong results as indicated by our 18% improvement in revenue and a 2.8 percentage point increase in gross margins from the prior year. We are focused on our continued efforts to sustain and build relationships in areas such as the education, healthcare and government arenas which have had a positive effect on both our leasing and sales performance.  We are also excited about our expansion in our foreign markets, which increase our geographic diversity, with our recent acquisitions in Spain and Mexico and the continued growth experienced in Canada.   Our success in 2006 could not have been accomplished without the dedication and industry expertise of our Williams Scotsman employees throughout the Company.

We are excited about our 2006 results and look forward to continued growth for Williams Scotsman into 2007 and beyond as we continue to drive the expansion of our business platform.”

Annual Results

Revenues for the year ended December 31, 2006 were $680.8 million, a 15% increase from the prior year.  Leasing revenues increased 18% driven primarily by our North American operations resulting from a North American increase in average units on rent of approximately 3,200 units and an increase in the average rental rate for the year ended December 31, 2006 from $263 to $289 or $26. The increase in units on rent is attributable to overall business improvement across all North American regions including the Canadian oil and gas sector, the contribution from fleet acquisitions since last year and increased demand for our portable storage product.  Utilization of our North American modular equipment fleet increased 1.7 percentage points to 83% from the prior year, which resulted in total average fleet utilization increasing to approximately 82% in North America for the year ended December 31, 2006. The average rental rate of the North American modular equipment fleet increased from $309 to $342 for the year.  Sales of new units and rental equipment increased by 15% as compared to the prior year as a result of large sales in the first half of 2006 under U.S. military contracts, strong unit sales in the western and Canadian regions and strong sales related to the impact of Hurricane Katrina.

Gross profit margins increased by $63.2 million or 29% to $281.8 million while the gross profit margin percentage increased 4.5 percentage points for the year to 41.4%.   The Company reported net income for the year ended December 31, 2006 of  $49.1 million or $1.15 per diluted share as compared to a net loss of ($10.3) million or ($0.37) per diluted share for the year ended December 31, 2005.   Net income for the year ended December 31, 2006 includes the impact of favorable tax adjustments of $3.0 million resulting from a net reduction of the company’s tax valuation allowance related to net operating loss carryforwards as a result of changes in estimates of taxable income, as well as the decrease in income tax expense and corresponding decrease in cumulative deferred tax liabilities from reductions to enacted Canadian income tax rates.  For the year ended December 31, 2005, the Company recorded a loss on early extinguishment of debt of $30.7 million and a $2.4 million non-cash stock compensation charge related to the Company’s initial public offering.  The effect of these charges was a reduction of net income of $20.2 million (net of related tax benefit of $12.9 million) or $0.73 per share.  Net income for the year ended December 31, 2006 and December 31, 2005 excluding these items was $46.1million or $1.08 per diluted share and $9.9 million or $0.35 per diluted share, respectively.

Fourth Quarter Results

Revenues for the three months ended December 31, 2006 were $169.1 million, a 1% increase from the prior year. This result is primarily due to our leasing revenues increasing by 18% offset bysales of new units and rental equipment decreasing by 20% compared with the prior year. The leasing revenue increase resulted from our North American average units on rent increasing approximately 2000 units and an increase in the average rental rate for the quarter by 9% from $272 to $297.   Average fleet utilization of approximately 82% in North America for the quarter compared to 83% in the same period of the prior year.    Sales of new units and rental equipment decreased by 20% as compared to the prior year quarter as a result of a single large sale under a U.S. military contract and a large sale in the hurricane affected region during the fourth quarter of 2005 partially offset by continued strong unit sales in the western and Canadian regions of the Company in 2006.

Gross profit margins increased by $13.1 million or 21% to $74.2 million while the gross profit margin percentage increased 7 percentage points for the quarter to 44%.  This increase was primarily the result of leasing gross margins which improved to 60% during the quarter from 55% in the fourth quarter of 2005 primarily due to increases in leasing revenue discussed above. We reported net income for the quarter of  $11.0 million or $0.25 per diluted share as compared to net income of $7.8 million or $0.20 per diluted share for the prior year quarter.

Business Outlook

The following statements of anticipated results are based on current expectations. These statements are forward-looking, and actual results may differ materially.

The Company estimates the following performance measures for the first quarter and year ending December 31, 2007:

(in millions, except per share data)

	Quarter Ended March 31, 2007		Year Ended December 31, 2007
	Low	High	Low	High
	Range		Range

Operating income	$32.7	$34.3	$162.6	$166.6

Depreciation and amortization	21.2	21.2	88.7	88.7

Net income	8.6	9.5	53.3	55.8

Earnings per share—diluted	0.20	0.22	1.20	1.25

Capital expenditures (excluding acquisitions)	$35.0	$40.0	$135.0	$145.0

Comparison to 2006

First quarter 2006 includes a single large U.S. military sale, the impact of which we do not expect to reoccur in the first quarter of 2007.  The 2006 first quarter also includes a contribution related to the early-stage recovery efforts in the hurricane-affected region of the country, which we do not expect to repeat in 2007.  Lastly, as noted earlier,  2006 full year results include approximately $3.0 million of favorable tax adjustments not expected to occur in 2007.  The following table illustrates the estimated impact of these items on reported 2006 results:

(in millions, except per share data)

	Quarter ended		Year ended
	March 31, 2006		December 31, 2006
	Net income	Earnings per Share	Net Income	Earnings per share

Reported amounts	$10.4	$0.26	$49.1	$1.15

Timing transaction:
U.S. military sale	(2.0)	(0.05)	—	—

Hurricane impact	(0.8)	(0.02)	(0.8)	(0.02)
Income tax adjustment	—	—	(3.0)	(0.07)

As adjusted	$7.6	$0.19	$45.3	$1.06

The Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time prior to its next earnings release.  Williams Scotsman International, Inc. has scheduled a conference call for February 9, 2007, at 10:00 AM Eastern Time to discuss its year end and fourth quarter results.  To participate in the conference call, dial 800-709-0218 for domestic (415-537-1823) for international) and ask to be placed into the Williams Scotsman call.  To listen to a live call, go to www.willscot.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on February 23, 2007.  To access the replay, domestic callers can dial 800-633-8284 and enter access code 21326794 (international callers can dial 402-977-9140).

About Williams Scotsman International, Inc.

Williams Scotsman International, Inc., through its subsidiaries, is a leading provider of mobile and modular space solutions for multiple industry sectors, including the Construction, Education, Commercial, Healthcare and Government markets. The company serves over 25,000 customers, operating a fleet of over 115,000 modular space and storage units that are leased through a network of  over 100 locations throughout North America and Spain. Williams Scotsman provides delivery, installation, and other services, and sells new and used mobile office products. Williams Scotsman also manages large modular building projects from concept to completion. Williams Scotsman is a publicly traded company (NASDAQ: WLSC - News) headquartered in Baltimore, Maryland with operations in the United States, Canada, Mexico, and Spain. The company was selected to NASDAQ’s Global Select Market for achieving high-quality listing standards among the marketplace. For additional information, visit the company’s web site at www.willscot.com, call (410) 931-6066, or email to Michele.Cunningham@willscot.com.

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the company’s expectations are disclosed under “Risk Factors” and elsewhere in the company’s 10-K, 10-Q and other SEC filings, including, but not limited to, substantial leverage and its ability to service debt, changing market trends in its industry, general economic and business conditions including a prolonged or substantial recession, its ability to finance fleet and branch expansion and to locate and finance acquisitions, its ability to implement its business and growth strategy and maintain and enhance its competitive strengths, intense industry competition, availability of key personnel and changes in, or the failure to comply with, government regulations. The company assumes no obligation to update any forward-looking statement.

Williams Scotsman International, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)

Assets

Cash	$6,495	$469
Trade accounts receivable, net	120,586	94,661
Prepaid expenses and other current assets	52,938	46,630
Rental equipment, net	1,066,469	944,629
Property and equipment, net	92,992	81,177
Deferred financing costs, net	19,277	18,042
Goodwill and other intangible assets	199,788	173,535
Other assets, net	29,374	21,477
Total assets	$1,587,919	$1,380,620

Liabilities and stockholders’ equity

Accounts payable	$58,964	$60,685
Accrued expenses and other current liabilities	50,834	27,862
Accrued interest	12,887	13,245
Rents billed in advance	25,031	23,621
Revolving credit facility	296,892	364,150
Long-term debt, net	619,464	505,296
Deferred income taxes	155,706	141,020
Total liabilities	1,219,778	1,135,879
Stockholders’ equity
Common stock	557	519
Additional paid-in capital	545,124	471,406
Retained earnings	100,964	51,846
Accumulated other comprehensive income	17,434	16,908
	664,079	540,679
Less treasury stock	(295,938)	(295,938)
Total stockholders’ equity	368,141	244,741
Total liabilities and stockholders’ equity	$1,587,919	$1,380,620

Williams Scotsman International, Inc.
Consolidated Statements of Operations (unaudited)

	Quarter ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands except share and per share amounts)
Revenues
Leasing	$77,925	$66,077	$291,701	$247,713
Sales:
New units	32,160	44,786	139,815	128,244
Rental equipment	13,137	11,705	51,171	37,530
Delivery and installation	33,334	34,360	147,762	135,715
Other	12,568	10,938	50,351	43,256
Total revenues	169,124	167,866	680,800	592,458

Costs of sales and services
Leasing:
Depreciation and amortization	14,684	14,179	57,908	52,614
Other direct leasing costs	16,698	15,431	66,391	59,932
Sales:
New units	25,562	36,262	109,403	105,377
Rental equipment	9,150	8,840	36,580	28,909
Delivery and installation	26,508	29,485	118,349	115,730
Other	2,327	2,577	10,328	11,290
Total costs of sales and services	94,929	106,774	398,959	373,852

Gross profit	74,195	61,092	281,841	218,606

Selling, general and administrative expenses (1)	31,738	26,172	115,558	96,968
Other depreciation and amortization	5,368	4,435	18,722	16,618
Operating income	37,089	30,485	147,561	105,020

Interest, including amortization of deferred financing costs	18,724	17,448	72,337	91,203
Loss on early extinguishment of debt	—	—	90	30,678

Income (loss) before income taxes	18,365	13,037	75,134	(16,861)
Income tax expense (benefit)	7,415	5,189	26,018	(6,537)
Net income (loss)	$10,950	$7,848	$49,116	$(10,324)

Earnings (loss) per common share	$0.25	$0.20	$1.18	$(0.37)
Earnings (loss) per common share, assuming dilution	$0.25	$0.20	$1.15	$(0.37)

Weighted average common shares outstanding — basic	43,079,269	38,922,147	41,725,103	27,763,324
Weighted average common shares outstanding — diluted (2)	43,724,248	40,231,807	42,645,790	27,763,324

(1)             Includes non-cash stock compensation expense of $1.1 million and $0.6 million for the three months ended December 31, 2006 and 2005, respectively and $2.7 million and $3.8 million for the year ended December 31, 2006 and 2005, respectively.

(2)             The effect of share based payments of 1,243,552 were excluded from the calculation for the year ended December 31, 2005  because the effect was antidilutive.

Williams Scotsman International, Inc.
Summary of Selected Consolidated Financial Information (unaudited)
(Dollars in thousands except monthly rental rate)

	Quarter Ended December 31,		Year Ended December 31,
Operations Data (in thousands):	2006	2005	2006	2005

Gross profit
Leasing	$46,543	$36,467	$167,402	$135,167
Sales:
New units	6,598	8,524	30,412	22,867
Rental equipment	3,987	2,865	14,591	8,621
Delivery and installation	6,826	4,875	29,413	19,985
Other	10,241	8,361	40,023	31,966
Total gross profit	$74,195	$61,092	$281,841	$218,606

North America Rental Fleet Data:	Quarter Ended December 31, 2006			Quarter Ended December 31, 2005
	Modular	Storage	Total	Modular	Storage	Total

Lease fleet units, as of end of period	77,900	23,900	101,800	76,500	21,700	98,200
Lease fleet units, average for period	77,800	23,900	101,700	76,800	21,600	98,400
Utilization rate based upon units, average for period	83%	78%	82%	83%	81%	83%
Monthly rental rate, average over period	$354	$100	$297	$320	$96	$272

	Year Ended December 31, 2006			Year Ended December 31, 2005
	Modular	Storage	Total	Modular	Storage	Total

Lease fleet units, as of end of period	77,900	23,900	101,800	76,500	21,700	98,200
Lease fleet units, average for period	77,500	22,700	100,200	76,400	20,600	97,000
Utilization rate based upon units, average for period	83%	78%	82%	82%	81%	81%
Monthly rental rate, average over period	$342	$98	$289	$309	$94	$263

At December 31, 2006, our European rental fleet totaled approximately 14,500 units, at a utilization rate of 89% and an average rental rate of $116.

	Quarter Ended December 31,		Year Ended December 31,
Capital Expenditure Data (in thousands):	2006	2005	2006	2005

Lease fleet, net (a)	$26,299	$20,987	$112,862	$102,285
Non-lease fleet	4,954	3,170	14,512	12,005
Acquisitions	211	—	57,722	4,631

Other Financial Data (at period end):	December 31, 2006
Leverage Ratio (b)	3.95	x
Leverage Ratio (c)	18.66	x
Borrowing base availability under revolving credit facility (d) (in thousands)	$205,468

(a)             Capital expenditures are shown net of used units sold

(b)            Calculated as total debt divided by Consolidated EBITDA, see (f) below

(c)             Calculated as total debt divided by net income, the most comparable GAAP measure

(d)            Under the Company’s Amended and Restated Credit Agreement, the Company is not subject to financial covenants as long as its excess availability under the revolving credit facility remains above $75 million. As of December 31, 2006, the Company’s excess availability under the revolver was $205.5 million or $130.5 million in excess of the $75 million.

Reconciliation of EBITDA for the quarter and year ended December 31, 2006 and 2005 to net income — the most comparable GAAP measure:

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in thousands)

EBITDA (e)	$57,141	$49,099	$224,191	$174,252
Less:
Interest expense	18,724	17,448	72,337	91,203
Loss on early extinguishment of debt	—	—	90	30,678
Depreciation and amortization	20,052	18,614	76,630	69,232
Income tax provision (benefit)	7,415	5,189	26,018	(6,537)

Net income (loss)	$10,950	$7,848	$49,116	$(10,324)

(e)             The Company defines EBITDA as earnings before deducting interest, loss on extinguishment of debt, income taxes, depreciation and amortization.

Reconciliation of Consolidated EBITDA, as defined below, to net income — the most comparable GAAPmeasure for the twelve months ended December 31, 2006 (in thousands):

Consolidated EBITDA — trailing 12 months (f)	$232,090
Less:
Interest expense	72,337
Depreciation and amortization	76,630
Income tax provision	26,018
Gain on sale of equipment	(195)
Non-cash stock compensation expense	2,657
Loss on early extinguishment of debt	90
Pro forma EBITDA impact of acquisitions	5,437
Net income, trailing 12 months	$49,116

(f)               Consolidated EBITDA is defined as the Company’s net income plus interest, loss on extinguishment of debt, taxes, depreciation and amortization expenses, and excludes (gains) losses on sales of fixed assets and any other non-cash items, and non-cash stock compensation charges.  Consolidated EBITDA also includes an adjustment to reflect the estimated full year EBITDA contribution of acquisitions completed during the period.  Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity.  The Company is providing Consolidated EBITDA as supplemental information so that investors can evaluate the Company’s performance and debt position.  The Company also utilizes Consolidated EBITDA to assess compliance with its financial covenants under the Amended and Restated Credit Facility; however, in this case, Consolidated EBITDA would be based solely on the Consolidated EBITDA of the Company’s wholly owned subsidiary, Williams Scotsman Inc. and Subsidiaries.

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